BRF S.A.

Rua Hungria, nº 1400

5º andar, CEP: 1455000, São Paulo - SP

At: Sr. Augusto Ribeiro Junior

Investor Relations Officer

Tel: 55 (11) 2322 5052

Fax: 55 (11) 2322 5740

e-mail: acoes@brasilfoods.com

December 19, 2014

BRF S.A. – Disclosure of Divestiture of a Material Shareholding Stake

Dear Sirs,

1          In the name of some of its clients as investment manager, BlackRock, Inc. (“BlackRock”) hereby notifies that it has divested common shares issued by BRF S.A. (“BRF”) and, on December 17, 2014, its overall stake on an aggregate basis has reached 34,193,146 common shares and 9,251,450 American Depositary Receipts (“ADRs”), representing about 4.98% of the total common shares issued by BRF.

2          Pursuant to Paragraph, Article 12, Instruction 358 of the Brazilian Securities and Exchange Commission (“CVM”), of January 3,  2002, as amended, BlackRock, hereby requests BRF’s Investor Relations Officer to notify the following to the CVM and the other competent bodies:

(i)                 BlackRock has registered offices at 55 East 52nd Street, New York, New York 10022-0002, United States of America;

(ii)                the corporate stakes held by BlackRock on an aggregate basis have reached 34,193,146 common shares and 9,251,450 ADRs representing approximately 4.98% of the total common shares issued by BRF, as specified in item 1 above;

(iii)              the purpose of the aforementioned corporate stakes is strictly as an investment, there being no intention of altering BRF’s shareholding control or management structure;

(iv)              BlackRock holds no debentures convertible into shares or any securities convertible into shares issued by BRF; and

(v)                no contracts or agreements have been signed by BlackRock, which regulate the exercise of voting rights or the purchases and sale of securities issued by BRF.

Please contact us should you need further clarification or additional comments which you deem necessary on the matter.

Sincerely,